Exhibit 10.15

SPONSOR CONSULTING AGREEMENT

This Program Launch Advisory Agreement (this “Agreement”), dated as of December 1, 2022 (“Effective Date”), is entered into by and between Skyway Capital Markets, LLC, a Florida limited liability company (“SCM” or the “Service Provider”) and CaliberCos Inc. (the “Issuer” or “Company”). The Issuer, Managing Dealer and Company are collectively referred to herein as “Parties” and each as a “Party.”

Issuer and Company hereby appoint Service Provider to provide, at Issuer’s and Company’s prior request, the services set forth in this Section 2.01 to prepare the Issuer and Company to launch a new investment offering based on the terms and conditions set forth in this Agreement, and Service Provider hereby accepts such appointment. Service Provider shall, for all purposes herein provided, be deemed to be an independent contractor. Concurrently herewith, SCM and Company are entering into that certain Managing Dealer Agreement whereby SCM has agreed to assist Company in connection with a private placement offering (“Managing Dealer Agreement”).

Services Include: SCM provide the following services on a best-efforts basis:

1.	Sponsor Orientation:

a.	Channels of distribution
b.	Product formation process
c.	Due Diligence review
d.	Marketing and branding
e.	Offering life cycle

i.	Launch
ii.	Offering period
iii.	Close out
iv.	Post close
v.	Serial offerings

2.	Sponsor Market Preparation review

a.	Prior performance review
b.	Litigation
c.	Bad Actors
d.	Regulatory, SEC, IRS, federal, state etc.
e.	Competitive review

3.	Product development consulting

a.	Offering Terms, size, duration, etc.
b.	Fee options and recommendations
c.	Entity structure
d.	Features and benefits, rates, liquidity, payment frequency, etc.
e.	Risk disclosure

f.	Plan of distribution
g.	Tax reporting

4.	Legal - Work with sponsor / issuer to identify the proper legal counsel based on industry, product structure, exit strategy and investor channel.

5.	Document Review

a.	PPM / Prospectus
b.	Operating agreements
c.	Advisory agreements
d.	Vendor agreements
e.	Management agreements
f.	Industry report
g.	Research articles
h.	Due Diligence documentation
i.	Sponsor operating procedures
j.	Other documents critical to the sponsor and offering
k.	Marketing Materials

6.	Due Diligence

a.	Review and recommend third party due diligence provider
b.	Coordinate sponsor and offering DD contracts
c.	Identify any pending DD presentation opportunities
d.	Assist in the establishment of a data room
e.	Partner with sponsor in third party report process
f.	Third Party DD report distribution
g.	BD and RIA Due Diligence and Investment Committee Review

7.	Transaction and Operations:

a.	Custodian and Clearing firm set up

i.	Complete the necessary forms to get the offering provided on the largest Clearing firm, Pershing, NFS, RBC, Schwab, TD Ameritrade, etc.
ii.	Independent custodians, NuView, Kingdom Trust, Millennium Trust, etc.

b.	Conduct a search process and recommendation for the fund’s transfer agent

i.	Coordinated contract set up
ii.	Onboard fund at transfer agent

•	SCM has already completed this process, recommending Great Lakes and TSE has agreed to Great Lakes Fund Solutions being the transfer agent.

c.	Conduct a search process and recommendation for the fund’s escrow agent

i.	Coordinated contract set up
ii.	Onboard fund with escrow agent

•	SCM has already completed this process and recommended that UMB be the escrow agent.

d.	Work with, coordinate with, and provide administrative assistance to the Fund’s clearing firm and/or Depository Trust Company as needed.
e.	Provide or negotiate with, engage with, and/or work with vendors who provide issuer support to the Fund for the following:

i.	shareholder services
ii.	payment processing (for shareholder dividends or otherwise)
iii.	tax reporting services
iv.	proxy voting services; and alike

f.	Establishment of trading and closing procedures
g.	Skyway system integration
h.	Investor forms Creation:

i.	Subscription agreement
ii.	Investor accreditation verification
iii.	Purchase agreement
iv.	Distribution Instructions
v.	Change of ownership
vi.	Change of address
vii.	Additional Investment
viii.	Redemption / Tender
ix.	Transfer on Death
x.	Change of Advisor / Broker Dealer

i.	Arrange for the provision of data and customary information to interested parties such as custodians, trust departments, third-party reporting services, and registered investment advisor servicing platforms relating to the Fund

8.	Sponsor reporting

a.	Sales
b.	Broker Dealers
c.	Advisor
d.	Investors

9.	Marketing support from the sales initiative all the way to investor relations communications from the Fund, including but not limited to:

a.	copy writing
b.	creative management
c.	project management
d.	print production management
e.	website assistance
f.	graphic design
g.	press release assistance
h.	public relations activities
i.	presentation assistance; and
j.	dissemination of such communications
k.	FINRA advertising review
l.	assist the Fund in the development of information technology to streamline responding to shareholder inquiries

10.	National Accounts Rollout

a.	Introduce sponsor and offering to targeted BD and RIA firms through
b.	Calls
c.	Face to face meetings
d.	Road shows
e.	Webinars
f.	Industry meetings
g.	Due diligence HQ visits
h.	And alike

11.	Other such advisory services as agreed to in writing by the Issuer and Service Provider.

1.            Representations and Warranties of the Issuer.

The Issuer hereby represents and warrants to SCM:

a.            This Agreement has been duly authorized, executed and delivered by the Issuer and constitutes a valid and legally binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as the same may be subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

b.            The Issuer has obtained all necessary approvals, consents, licenses and registrations from any governmental entity or any other person or entity necessary to perform its obligations hereunder and shall maintain all such approvals, consents and registrations in full force and effect during the term of this Agreement and the performance of such obligations will not contravene or result in a breach of any provision of its certificate of incorporation, by-laws or other organizational document or any agreement, instrument, order, law or regulation binding upon it.

c.           The Issuer has complied and will comply in all material respects with all applicable federal and state securities laws in connection with any offering.

2.            Representations and Warranties of SCM.

SCM hereby represents and warrants to the Issuer and Company:

a.            SCM has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement constitutes a valid and binding obligation, enforceable against its terms and does not violate any applicable law, or other contracts or agreements to which it is a party.

b.            SCM has the financial resources necessary for the performance of its obligations as contemplated herein.

c.            SCM is duly organized, validly existing and in good standing under the laws of its jurisdiction and is in material compliance with all laws, rules and regulations applicable to it.

d.            SCM is (i) duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) is a member of FINRA in good standing and (iii) is a broker or dealer registered as such in those states and jurisdictions where SCM is required to be registered in order to provide the services contemplated by this Agreement.

e.            SCM and its officers, directors, employees and agents maintain in full force and effect all requisite power and authority, all necessary authorizations, approvals, orders, licenses, certificates and permits of and from all governmental regulatory officials and bodies, and all necessary rights, licenses and permits from other parties, to engage in any activities permitted by this Agreement, and shall perform all obligations hereunder in compliance with all applicable laws.

3.	Term of Agreement.

a.            Term. This Agreement shall commence as of the Effective Date and will automatically terminate December 31, 2023, without the requirement for further action by any Party, however, that this Agreement may be terminated by SCM, the Issuer or Company with 30 days written notice with or without cause.

b.                Issuer and Sponsor Obligations Upon Termination. The Issuer and the Company, upon termination of this Agreement, shall jointly and severally pay to SCM all undisputed but unpaid fees and all undisputed expense reimbursements to which SCM is entitled pursuant to Section 8 of this Agreement up to and as of the Termination Date, offset by any Damages. For purposes of this Section 6(b), “Damages” shall mean any amounts owed from SCM to the Issuer or any other Issuer Indemnified Persons arising in accordance with Section 9 herein.

c.                Service Provider Obligations Upon Termination. SCM, upon termination of this Agreement, shall promptly deliver to the Issuer all records and documents in its possession which relate to the services. Upon termination of this Agreement, SCM shall use its commercially reasonable best efforts to cooperate with the Issuer and any other party that may be reasonably necessary to accomplish an orderly transfer to any successor entity of the operation and management of the services SCM provided pursuant to this Agreement.

d.	The execution of this agreement does not mean that SCM will be the managing broker or distributor for the Issuer or Company. That arrangement is established through the Managing Dealer Agreement.

4.	Compensation For Purposes of this Agreement

The Monthly Service Fee is paid as consideration for the covered Services described in Section 1. The Monthly Service Fee is $20,000.00 and is payable monthly with the first payment due upon signing this agreement and for the next six months.

a) Payment Schedule

All undisputed amounts due and payable under this Agreement, including all Exhibits thereto, shall be due and payable to SCM by the Issuer within five (5) calendar days of request for payment or reimbursement by SCM, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, only that portion of the fee or expense subject to the good faith dispute may be withheld. The Issuer will endeavor to notify SCM in writing within thirty (30) calendar days following the receipt of each invoice if the Issuer is disputing any amounts in good faith together with a statement specifying the portion of fees or expenses being withheld and a reasonably detailed explanation of the reasons for withholding such fees or expenses. If the Issuer does not provide such notice of dispute within the required time, the invoice will be deemed accepted. Whenever the Issuer withholds payment of a disputed portion of any invoice, the Parties will negotiate expeditiously and in good faith to resolve any such disputes within thirty (30) calendar days of the original notice of dispute. The Issuer shall settle such disputed amounts within ten (10) calendar days of the day on which the Parties agree on the amount to be paid by the payment of the agreed amount. If no agreement is reached, such disputed amounts shall be settled as may be required by law or legal process pursuant to the provisions of this Agreement.

b) Late Payments

If any undisputed amount in an invoice of SCM (for fees or reimbursable expenses) is not paid when due, or if any disputed amount in an invoice of SCM (for fees or reimbursable expenses) is not paid when due and is subsequently determined to have been due, the Issuer shall pay SCM interest thereon (from due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) as published by The Wall Street Journal (or, in the event that such rate is not so published, a reasonably equivalent published rate selected by SCM) on the first day of the publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of law.

c) Additional Services

From time to time the Issuer may request that SCM provide services to it beyond those Services contemplated in this Agreement (“Additional Services”). If SCM, in its sole discretion, determines that contemplated Additional Services may require employees of SCM to spend in excess of 20 work hours dedicated to such Additional Services, SCM and the Issuer shall negotiate a separate statement of work and fee schedule regarding such Additional Services. For the avoidance of doubt, no Additional Services shall include any services that constitute or are deemed transfer agent services, or that would otherwise require SCM to register as a transfer agent under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2)	Issuer and Company Expenses. Subject to the limitations set forth below, the Issuer agrees to pay all of its costs and expenses incident to any offering, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, including without limitation expenses, fees and taxes in connection with: (i) the preparation of any PPM and any amendments or supplements thereto, and the printing and furnishing of copies thereof to SCM and to any selling group members (including costs of mailing and shipment); (ii) all fees and expenses of the Issuer’s legal counsel, independent public or certified public accountants and other Company’s; (iii) the fees and expenses of any transfer agent or registrar for the Units and any miscellaneous expenses referred to in the PPM; (iv) all costs and expenses incident to the travel and accommodation of the Company or Issuer personnel, in making presentations to any selling group members and other broker-dealers and financial companies with respect to any offering; and (v) the performance of the Issuer’s other obligations hereunder. The Company will be responsible for all third-party due diligence costs and expenses.

3)	SCM Expenses. During the Term hereof, the Company shall reimburse SCM in accordance with the Managing Dealer Agreement.

5.	Confidentiality. Each Party (“Receiving Party”) shall not disclose, publish, or disseminate the Confidential Information (as defined below) of the other Party (“Disclosing Party”) to anyone other than such Receiving Party’s employees and contractors with a need to know such Confidential Information, and who are bound by a written agreement to protect the confidentiality of such Confidential Information no less protective than the provisions of this Section, or as required by applicable law. Each party agrees to take the same measures used to protect its own Confidential Information of a similar nature, but in no event less than a reasonable degree of care, to prevent any unauthorized use, disclosure, publication, or dissemination of the other party’s Confidential Information. Each Receiving Party agrees to use and disclose the Disclosing Party’s Confidential Information for the sole purpose of carrying out such Receiving Party’s rights and obligations under this Agreement and shall be responsible and liable for all such usage and/or disclosure. Receiving Party may disclose Confidential Information if and to the extent that such disclosure is required by applicable law, regulation, or court order, provided that, as permitted by applicable law, Receiving Party (i) uses reasonable efforts, at Disclosing Party’s expense, to limit the disclosure by means of a protective order or a request for confidential treatment and (ii) provides Disclosing Party a reasonable opportunity to review the disclosure before it is made and to interpose its own objection to the disclosure. In addition to each party’s obligations upon the expiration or termination of this Agreement, upon either party’s request, the other party shall return all of the requesting party’s Confidential Information in its possession or under its control in accordance with the requesting party’s directions and shall not thereafter retain any copies of the other party’s Confidential Information. As used herein, “Confidential Information” means confidential and proprietary information of a Party, whether in oral, written or other form, which is marked “confidential” or “proprietary,” or which should reasonably be deemed to be confidential. Confidential Information does not include information that: (1) is now or subsequently becomes generally available to the public through no fault or breach of the Receiving Party; (2) the Receiving Party can demonstrate to have had rightfully in its possession prior to disclosure by the Disclosing Party; (3) is independently developed by the Receiving Party without the use of any Confidential Information of the Disclosing Party; or (4) the Receiving Party rightfully obtains such information form a third party without a breach of confidentiality.

6.	Indemnification.

a.           The parties hereby agree as follows:

i.                SCM Indemnification. The Company and Issuer agree to indemnify, defend and hold harmless SCM, SCM’s affiliates, each Selling Group Member and their respective directors, officers, employees, agents and controlling persons (each such person being an “SCM Indemnified Party”) from and against any and all losses, damages, liabilities, or expenses, (including reasonable attorneys’ fees and the reasonable cost of investigation), joint or several, to which such SCM Indemnified Party have or may become subject under any applicable federal or state law or otherwise (“Damages”) arising out of or resulting from a third party claim, demand, suit, and/or proceeding (“Claims”) to the extent caused by, as incurred by any SCM Indemnified Party (including as incurred in connection with the investigation of, preparation for, and defense of any pending or threatened claim or any action or proceeding arising therefrom), whether or not such SCM Indemnified Party is a party, related to or arising out of the Offering or this Agreement or any matter referred to in this Agreement, including without limitation Damages arising out of or based upon: (i) any (1) untrue statement or alleged untrue statement of a material fact contained in any offering documents, including any PPM, or (2) omission or alleged omission of a material fact required to be stated in any offering documents, including the PPM, or necessary in order to make the statements therein not misleading; provided, however, that such indemnity shall not apply to any such Damages or Claims arising out of or based upon an untrue statement or alleged untrue statement of material fact or an omission or alleged omission of material fact in any information furnished by or on behalf of SCM or by or on behalf of any Selling Group Member in writing and specifically for inclusion in the Offering Materials; (ii) any material breach by the Issuer or Company of a representation, warranty or covenant made by the Issuer or Company in this Agreement; or (iii) any material failure by the Issuer or Company to perform its obligations hereunder or to comply with state or federal securities laws applicable to the Offering (other than as a result of a material breach by SCM of its obligations hereunder); provided, however, that the Issuer and the Company shall not provide any such indemnification to a particular SCM Indemnified Party to the extent it has been determined by a court of competent jurisdiction that such Damages or Claims resulted from such SCM Indemnified Party’s fraud, willful misfeasance, gross negligence.

ii.                Issuer Indemnification. SCM agrees to indemnify the Issuer, the Company, any of their respective affiliates, directors, officers, employees, agents and controlling persons (each such person being a “Issuer Indemnified Party”) from and against any and all Damages incurred by any Issuer Indemnified Party in connection with the investigation of, preparation for, and defense of any pending or threatened Claim, whether or not such Issuer Indemnified Party is a party, to which such Issuer Indemnified Party may become subject insofar as such Damages arising out of or are based upon: (i) any (1) untrue statement or alleged untrue statement of material fact contained in any Offering Documents or (2) omission or alleged omission of a material fact required to be stated in any Offering Documents or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that, in each case described in this clause (i) to the extent, but only to the extent, that such untrue statement or alleged untrue statement of material fact or omission or alleged omission of a material fact was made in reliance upon and in conformity with information that was furnished to the Issuer by SCM in writing specifically for use with reference to SCM in the Offering Documents; (ii) any material breach by SCM of applicable securities laws or regulations (other than as a result of a material breach by the Issuer of its obligations hereunder); (iii) any breach by SCM of any term, condition, representation, warranty, or covenant of this Agreement; or (iv) any negligent action or omission by or on behalf of any SCM Indemnified Parties in connection with the performance of its duties under this Agreement; provided, however, that SCM shall not provide any such indemnification to the extent it has been determined by a court of competent jurisdiction that such Losses resulted from the Issuer’s fraud, willful misfeasance, gross negligence, or material breach of a representation, warranty or covenant herein.

b.            If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall promptly notify the Indemnifying Party of the commencement of any litigation, proceeding or other action in respect thereof; provided, however, that the failure to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability or obligation that it may have under this paragraph or otherwise to such Indemnified Party unless and only to the extent that such failure results in the forfeiture of material rights or defenses by the Indemnified Party and results in actual prejudice to the Indemnifying Party. Following such notification, the Indemnifying Party may elect in writing to assume the defense of such litigation, proceeding or other action (and the costs related thereto) and, upon such election, the Indemnifying Party shall not be liable for any legal costs subsequently incurred by such Indemnified Party (other than costs of investigation or the production of documents or witnesses) unless (i) the Indemnifying Party has failed to provide legal counsel reasonably satisfactory to such Indemnified Party in a timely manner or (ii) such Indemnified Party shall have concluded that (A) the representation of such Indemnified Party by legal counsel selected by the Indemnifying Party would be inappropriate due to actual or potential conflicts of interest or (B) there may be legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party or other Indemnified Party represented by such legal counsel. The Indemnifying Party will not, without the Indemnified Party’s prior written consent, settle or compromise or consent to the entry of any judgment in any pending or threatened action or claim or related cause of action or portion of such cause of action in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is a party to such action or claim), unless (A) such compromise or settlement does not include a finding or admission by the Indemnified Person of any violation of any law, rule or regulation or any violation of the rights of any person, (B) each Indemnified Person is unconditionally released from all liability arising therefrom, and (C) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

c.            EXCECPT FOR EACH PARTY’S INDEMNIFICATION AND CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR LOSS OF DATA OR DIMINUTION IN VALUE, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

7.               The respective indemnities, agreements, representations, warranties and other statements of the Issuer, Company, and SCM, as set forth in this Agreement or made by or on behalf of the Issuer, Company, or SCM, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Issuer, Company, or SCM, any of SCM’s affiliates or any other firm that SCM has partnered with or engaged in connection with the transactions contemplated hereby or any controlling person of SCM or any officer, partner, employee or director or controlling person of the Company or Issuer, any affiliate or partner firm, and shall survive delivery of and payment and termination of this Agreement.

8.              Each of the Issuer and Company hereby agrees that by executing this Agreement, the fees earned and expenses incurred through the date of termination of this Agreement, as provided for under Section 4 shall survive any such termination and remain the full responsibility of the Company, as the case may be.

9.            The provisions of Sections 6, 7, 8, 9, 10, 11, 12, 13, 14, 18, 21 and 22 and any other provision that by its nature should survive shall survive any expiration or termination of this Agreement.

10.            SCM shall not assign, transfer, delegate, or subcontract any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Company and Issuer in each instance. Any purported assignment or delegation in violation of this Section 13 shall be null and void. No assignment or delegation shall relieve SCM of any of its obligations under this Agreement. This Agreement shall be binding upon, and inure solely to the benefit of, SCM, the Company, the Issuer, and, to the extent provided in Section 9 hereof, the Indemnified Parties and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

11.            Except as required by law or in any legal proceeding to enforce the terms of this Agreement, the terms of this Agreement (other than the fact that SCM has been engaged by the Issuer in connection with the Offering) shall not be disclosed by either party to this Agreement to any third party (not including any officers, directors, employees, shareholders, agents, attorneys, accountants, broker-dealers in the selling group, or lenders who need to know such information in connection with the Offering or who have the contractual right to review such information) without the prior written consent of both parties to this Agreement. Prior to any permitted disclosure described above, each Party shall inform all third parties to be provided with such information of the confidential nature of such information, and shall use reasonable commercial efforts to restrict the further disclosure of such information by such third parties. Furthermore, if a Party is required to deliver a copy or any written summary of this letter to any such third party, it will obtain the prior written agreement of such party to keep all such information confidential. Notwithstanding the foregoing, the Issuer is hereby authorized to disclose the terms of this Agreement to broker-dealers in the Selling Group and prospective investors to whom the Units are offered in the PPM or otherwise.

12.            SCM, on the one hand, and the Issuer and Company, on the other hand, shall be deemed to be an independent contractor with respect to the other and, none of SCM on the one hand, and the Issuer and Company, on the other hand, shall have authority to act for or represent the other. Nothing contained herein shall create a partnership, joint venture, association, syndicate, unincorporated business, or other separate entity, nor shall this Agreement be deemed to confer on any party any express, implied, or apparent authority to incur any obligation or liability on behalf of any other party.

13.            This Agreement and any matters arising out of or relating in any way whatsoever to this Agreement (whether in contract, tort or otherwise) shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts made and delivered entirely within the State of Florida.

14.	Waiver of Jury Trial; Consent to Jurisdiction; Arbitration; Attorneys’ Fees.

i.            EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT. The Parties to this Agreement agree that any action or proceeding arising directly, indirectly, or otherwise in connection with, out of, related to, or from this Agreement, any breach hereof, or any transaction covered hereby, shall be resolved within Hillsborough County, City of Tampa and State of Florida. Accordingly, the Parties consent and submit to the jurisdiction of the federal and state courts and any applicable arbitral body located within Hillsborough County, City of Tampa and State of Florida. The Parties further agree that any such action or proceeding brought by either Party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by such Party exclusively in the federal or state courts, or appropriate arbitral body, located within Hillsborough County, City of Tampa and State of Florida.

ii.            Subject to applicable law, any dispute, controversy or claim arising out of or relating to this Agreement that cannot be settled through good faith negotiation shall be settled by arbitration in accordance with the then current American Arbitration Association Commercial Arbitration Rules by a sole arbitrator agreed upon by the Parties (or, if the Parties are unable to so agree, such arbitrator shall be selected as otherwise provided in such rules). The arbitration shall be governed by the United States Arbitration Act, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be the city of Tampa, Florida. The expenses of arbitration shall be borne by the Party that does not substantially prevail on the matters at issue, provided that if no Party substantially prevails on the matters at issue, the expenses of arbitration shall be shared equally between the parties. The Parties hereby irrevocably agree to settle or resolve any dispute under this agreement by arbitration as described above.

iii.             If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding (and any additional proceeding for the enforcement of a judgment) in addition to any other relief to which it or they may be entitled.

15.            This Agreement and the Managing Dealer Agreement constitutes the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings. This agreement may not be amended except by written instrument signed by both Parties.

16.            For purposes of this Agreement, the term “affiliate” shall have the meanings ascribed thereunder under Rule 144 promulgated under the Securities Act.

17.            Any notice, approval, request, authorization, direction or other communication required or permitted under this Agreement shall be in writing and shall be deemed given (a) when delivered personally or via commercial messenger, (b) on the first (1st) business day after deposit with a nationally recognized overnight delivery service, (c) on the fifth (5th) business day after deposit in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested, or (d) when transmitted by facsimile or email, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder, in each case to the intended recipient at the address set forth below.

If to SCM:

Skyway Capital Markets

100 North Tampa Street, Suite 3550
Tampa, Florida 33602

Attention: Russell L. Hunt

E-mail: russ.hunt@skywaycapitalmarkets.com

with a copy to (which shall not constitute notice under this Agreement):

Johnson, Pope, Bokor, Ruppel & Burns, LLP

911 Chestnut Street

Clearwater, FL 33756

Attention: Mike Cronin, Esq.

E-mail: mikec@jpfirm.com

If to the Company Issuer:

CaliberCos

8901 E. Mountain View Rd., Suite 150 Scottsdale, AZ 85258

Attention: John C. Loeffler II

E-mail: chris.loeffler@caliberco.com

with a copy to (which shall not constitute notice under this Agreement): Snell & Wilmer, L.L.P.

One East Washington Street, Suite 2700

Phoenix, AZ 85004

Attention: Byron Sarhangian

Email: bsarhangian@swlaw.com

Any Party may change its address specified above by giving the other Parties notice of such change in accordance with this Section 21.

18.            Third Party Beneficiaries. Except for the persons and entities not a party to this Agreement referred to as Indemnified Parties in Section 9, there shall be no third party beneficiaries of this Agreement, and no provision of this Agreement is intended to be for the benefit of any person or entity not a party to this Agreement, and no third party shall be deemed to be a beneficiary of any provision of this Agreement. Except for the persons and entities not a party to this Agreement referred to as Indemnified Parties in Section 9, no third party shall by virtue of any provision of this Agreement have a right of action or an enforceable remedy against any Party to this Agreement. For the avoidance of doubt, each Selling Group Member is a third-party beneficiary with respect to this Agreement and may enforce its rights, to the extent set forth herein, against any Party to this Agreement.

19.            Waiver; Severability. No waiver by any party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

20.            Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Notwithstanding anything to the contrary in Agreement, a signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Skyway Capital Markets, LLC

By:	/s/ Russell L. Hunt
Name: Russell L. Hunt
Title: CEO

CaliberCos Inc

By:	/s/ John C. Loeffler II
Name: John C. Loeffler II
Title: CEO